EXHIBIT  5.1

                           AXELROD, SMITH & KIRSHBAUM
                   An Association of Professional Corporations
                                ATTORNEYS AT LAW
                         5300 Memorial Drive, Suite 700
                            Houston, Texas 77007-8292
                            Telephone (713) 861-1996
                            Facsimile (713) 552-0202

Robert  D.  Axelrod,  P.C.
                                February 22, 2000

Hyperdynamics  Corporation

Dear  Mr.  Watts:

     As counsel for Hyperdynamics Corporation, a Delaware corporation (the "Company"), you have requested our firm to render this opinion in connection with the registration statement of the Company on Form SB-2 ("Registration Statement") under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission relating to the registration of the issuance of up to 2,328,113 shares of common stock, par value $.001 per share (the "Common Stock"), to be issued upon the conversion of Series A Preferred Stock and upon the exercise of the Investor Warrants and the Placement Warrants. The Company previously sold the Series A Preferred Stock and the Investor Warrants and the Placement Warrants (collectively, the "Warrants").

     We are familiar with the Registration Statement and the registration contemplated thereby. In giving this opinion, we have reviewed the Registration Statement and such other documents and certificates of public officials and of officers of the Company with respect to the accuracy of the factual matters contained therein as we have felt necessary or appropriate in order to render the opinions expressed herein. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as originals, the conformity to original documents of all documents presented to us as copies thereof, and the authenticity of the original documents from which any such copies were made, which assumptions we have not independently verified.

     Based upon the foregoing, we are of the opinion that: (i) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and (ii) the shares of Common Stock to be issued are validly authorized and, when issued and delivered upon the conversion of Series A Preferred Stock in accordance with the terms of the Certificate of Designation or upon the exercise of the Warrants in accordance with the terms of their respective Warrant Agreements, and against payment therefore, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.



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                                   Very  truly  yours,

                                   /s/  Axelrod,  Smith  &  Kirshbaum


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